Barr Pharmaceuticals, Inc.
400 Chestnut Ridge Road, Woodcliff Lake, NJ 07677-7668
October 5, 2006
Ms. Carole Ben-Maimon
359 Brookway Road
Merion Station, PA 19066
Dear Carole:
     This letter agreement (the “Letter Agreement”) sets forth certain amendments to the employment agreement between you and Barr Pharmaceuticals, Inc. (“BPI”), Barr Laboratories, Inc. and Duramed Research Inc. dated as of August 19, 2005 (the “Employment Agreement”). If you agree to these amendments and the other provisions set forth below in this Letter Agreement, and that they are supported by valuable consideration which you have received and will receive, please sign this Letter Agreement where indicated below and return it to me, whereupon it will become immediately binding upon you and the other signatories to the Employment Agreement. The duplicate is for your files.
1. Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:
“The term of this Agreement shall commence on August 19, 2002 (the “Commencement Date”) and shall terminate at 5 P.M. on August 31,2006.”
2. Section 5 of the Employment Agreement is hereby amended to read in its entirety as follows:
“(a)	Provided that the Employee (i) terminates her employment effective at 5 P.M. on August 31, 2006, and (ii) promptly tenders to the Senior Vice President, Human Resources her written resignation from all of her offices and other positions with the Company and its Affiliates (other than her membership on the BPI Board) effective at 5 P.M. on August 31, 2006, and (iii) executes and delivers to the Company a release of claims in form and substance satisfactory to the Company (the “Release”) and does not revoke said release within the seven day revocation period applicable thereto, and (iv) fulfills her duties and obligations under this Agreement and assists in an orderly transition of her duties until August 31, 2006, the Company will pay the Employee the portion of her Base Salary accrued through August 31, 2006 and any other amounts to which she is entitled by law or pursuant to the terms of any compensation or benefit plan of the Company in which she participated prior to September 1, 2006 and, in addition, subject to compliance by the Employee with the provisions of sections 6 and 7 below, relating to confidential information, non-solicitation and disparaging remarks, the Company will pay the Employee, in consideration of her services under this Agreement and as additional consideration for the Employee’s undertakings under sections 6 and 7 below and for her execution of the Release, the sum of $1,500,000 (one million five hundred thousand dollars) (the “Severance Benefit”).

The Severance Benefit shall be paid, subject to applicable tax withholding, six months and one day after the date of the Employee’s separation of service (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code as amended by the American Jobs Creation Act of 2004), or, if earlier, as soon as practicable after the death of the Employee.
“(b)	The Severance Benefit is in lieu of any and all other amounts in the nature of severance pay that may be payable under any plan or practice of BPI or any Affiliate, but is in addition to (and not in lieu of) any payments to which the Employee may be entitled under sections 8, 9 and 10 below. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement (including but not limited to the payment provided for in paragraph 5(a) above) by seeking other employment or otherwise, nor shall any compensation earned by the Employee in other employment or otherwise reduce the amount of any payment or benefit provided for in this Agreement.”
3. For the avoidance of doubt, the Severance Benefit provided by this Letter Agreement supersedes the payments and benefits referred to in section 5 of the Employment Agreement, including the Severance Payment that is referred to in section 5(a)(i)(C) of the Employment Agreement (the “Superseded Severance Payment”). The Severance Benefit is not intended to be paid any sooner than the corresponding amount of the Superseded Severance Payment would have been paid if this Letter Agreement had not been entered into and the Employee had been entitled to receive the Superseded Severance Payment in connection with her termination of employment on August 31, 2006, and, except as necessary to comply with section 409A(a)(2)(B)(i) of the Internal Revenue Code as amended by the American Jobs Creation Act of 2004 (the “Code”), the Severance Benefit is not intended to be paid any later than the corresponding amount of the Superseded Severance Payment would have been paid if this Letter Agreement had not been entered into and the Employee had been entitled to the Superseded Severance Payment in connection with her termination of employment on August 31, 2006.
4. This Letter Agreement shall be administered, interpreted and construed in a manner that will avoid inclusion of any amounts or benefits in the Employee’s income pursuant to section 409A(a)(l)(A) of the Code.
5. Except for the amendments and provisions made above, all of the terms and conditions of the Employment Agreement will continue in full force and effect without change.

Very truly yours,

/s/ Catherine F Higgins

Title:	V.P., Human Resources

on behalf of BARR PHARMACEUTICALS, INC.

I agree to all of the foregoing:

/s/ Carole Ben-Maimon
Carole Ben-Maimon